Exhibit 10.1

AMENDMENT NUMBER NINE

TO THE

INTERNATIONAL PAPER COMPANY

PENSION RESTORATION PLAN

FOR SALARIED EMPLOYEES

(as amended and restated effective as of January 1, 2009)

WHEREAS, International Paper Company (the “Company”) maintains the International Paper Company Pension Restoration Plan for Salaried Employees, as amended and restated effective as of January 1, 2009 (the “Plan”);

WHEREAS, pursuant to Section 5.02 of the Plan the Company reserves the right to amend, modify, or terminate the Plan at any time;

WHEREAS, the Company on October 31, 2024, announced plans to explore strategic options for its global cellulose fibers business (“GCF Business”);

WHEREAS, upon divestiture of the GCF Business, participants in the Plan who have not yet attained early retirement eligibility would, absent an amendment to the Plan, lose the ability to attain such eligibility; and

WHEREAS, the Company desires that such participants be allowed the opportunity to attain early retirement eligibility while employed with the purchaser of the GCF Business, as described in this Amendment;

WHEREAS, the Management Development and Compensation Committee (“Committee”), acting on behalf of the Company, has reviewed and approved this Amendment;

NOW, THEREFORE, the Plan is amended, effective as of May 12, 2025 (the “Effective Date”) as follows:

1.	Article I of the Plan is amended by adding the following defined term:

“Transferred GCF Employee” shall mean: (i) an Eligible Participant who is primarily working in the Company’s global cellulose fibers business (“GCF Business”) immediately prior to the Company’s divestiture of the GCF Business (“the GCF Divestiture”), and (ii) an eligible Participant who otherwise would be included in clause (i) above but for the fact that he or she is absent from active employment on such date on account of vacation, ordinary sick leave, short-term disability, leave under the federal Family and Medical Leave Act or similar law, or any other reason similar in nature and duration; provided, however that no individual shall be a “Transferred GCF Employee” if his or her employment is not transferred from the Company, or one of its United States subsidiaries or affiliated business entities, to the purchaser of the GCF Business in connection with the GCF Divestiture; and provided further that, at the written direction of the Company, one or more individuals who are active employees of the Company, or one of its United States subsidiaries or affiliated business entities, but not primarily working in the GCF Business immediately prior to the GCF Divestiture may also be treated as a Transferred GCF Employee.

2.	A new sentence is added to Article II of the Plan and shall read as follows:

“For the avoidance of doubt, Eligible Participants who are Transferred GCF Employees shall continue to accrue Vesting Service under the Plan while employed with the purchaser of the GCF Business and shall be credited with any additional years of age while so employed for purposes of this Article II.”

3.	A new sentence is added to Section 3.01 of the Plan and shall read as follows:

“For the avoidance of doubt, in determining the amount of the benefit payable under this Plan with respect to any Transferred GCF Employee, the early retirement or early commencement reduction factors in the Pension Plan, as referenced in clause (i) above, shall be applied based on such individual’s age on his Designated Retirement Date, which shall be determined by reference to his or her termination of employment with the purchaser of the GCF Business (i.e., age and years of Vesting Service at such time).”

4.	A new sentence is added to Section 4.03 of the Plan and shall read as follows:

“A Transferred GCF Employee shall not have a termination of employment with the Company under this Section 4.03 prior to the cessation of his or her employment with the purchaser of the GCF Business, and his or her Designated Retirement Date under this Section 4.03 shall be determined accordingly. In addition, Eligible Participants who are Transferred GCF Employees shall continue to accrue Vesting Service under the Plan while employed with the purchaser of the GCF Business and shall be credited with any additional years of age while so employed for purposes of the age-related criteria in Section 4.03A and B of the Plan, as well as any age-related criteria in Section 3.01(i) of the Plan.”

5.	In all respects not amended, the Plan is hereby ratified and confirmed.

IN WITNESS WHEREOF, this amendment is executed this 12th day of May 2025.

INTERNATIONAL PAPER COMPANY

By:	/s/ J. Nicole Cody
Name: J. Nicole Cody
Title: Vice President, Total Rewards and Plan Administrator of the International Paper Company Pension Restoration Plan for Salaried Employees

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